EXHIBIT 99

COCA-COLA ENTERPRISES INC.                                     PRESS RELEASE
- ----------------------------------------------------------------------------
CONTACT:        Margaret Carton - Coca-Cola Enterprises Inc.
		Director, Investor Relations
		(770) 989-3622

		Laura Asman - Coca-Cola Enterprises Inc.
		Manager, Media Relations
		(770) 989-3023

		Bob Brown - Coca-Cola Bottling Company West, Inc.
		Vice President Finance
		(406) 238-4104

FOR IMMEDIATE RELEASE

       LETTERS OF INTENT SIGNED FOR COCA-COLA ENTERPRISES
	   TO ACQUIRE COCA-COLA BOTTLING COMPANY WEST


	ATLANTA, May 28, 1996 -- Coca-Cola Enterprises (the Company) and Coca-Cola Bottling Company West, Inc. (Coke West) announced today that Coca-Cola Enterprises has signed letters of intent to acquire Coke West and a related company, Grand Forks Coca-Cola Bottling Co. (Grand Forks).
The acquisition is expected to be completed for a transaction value (purchase price and acquired debt) of approximately $158 million.
Coca-Cola Enterprises will be acquiring the outstanding shares of Coke
West and Grand Forks, as well as the convertible debt and warrants held by The Coca-Cola Company. Coca-Cola Enterprises anticipates financing the transaction through the issuance of debt. Headquartered in Billings, Montana, with locations in parts of Montana, Wyoming, North Dakota, South Dakota, and Minnesota, Coke West and Grand Forks generated proforma
1995 net operating revenues of approximately $112 million and case sales of 23 million unit cases.

	Summerfield K. Johnston, Jr., vice chairman and chief executive officer of Coca-Cola Enterprises, stated, "We will continue to be interested in making domestic acquisitions like the Coke West transaction that build value for our share owners."

	The proposed transaction is subject to negotiation of a definitive purchase agreement and expiration of the Hart-Scott-Rodino Antitrust review period. The proposed acquisition also requires approval by the Coca-Cola Enterprises Affiliated Transaction Committee of the Board of Directors and all appropriate Boards of Directors. The companies expect to close the transaction before the end of the third quarter of 1996.

	Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest bottler of products of The Coca-Cola Company, distributing approximately
57 percent of The Coca-Cola Company's United States bottle and can volume. Coca-Cola Enterprises is also the sole licensed bottler for products of The Coca-Cola Company in the Netherlands. As previously announced, Coca-Cola Enterprises recently signed a letter of intent to acquire The Coca-Cola Company's bottling operations in France and Belgium.

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